EXHIBIT 99.1
For further information contact
Rodger W. Smith 1-800-451-1294
www.callon.com
FOR IMMEDIATE RELEASE
Callon Petroleum Company Completes Acquisition
And Financing of BP’s 80% Interest in Entrada Field
     Natchez, MS (April 18, 2007) — Callon Petroleum Company (NYSE: CPE) announced today that it has closed the acquisition of BP Exploration and Production Company’s 80% working interest in the Entrada Field for total cash consideration of $190 million. The purchase price included $150 million payable at closing and an additional $40 million payable after the achievement of certain production milestones.
     The purchased interests in the Gulf of Mexico include Garden Banks Blocks 738,782,785,826 and 827, subject to certain depth limitations. Callon now owns a 100% working interest in the Entrada Field and is the operator.
     The Company also announced the closing of a seven-year, $200 million senior secured revolving credit facility with Merrill Lynch Capital Corporation, secured by a first priority lien on Callon’s Entrada properties, to finance the initial purchase price of the acquisition and a portion of the related development costs.
     “Acquiring this additional interest in Entrada is a continuation of a plan that we put in place in 1998 to explore and develop deepwater Gulf of Mexico reserves,” explains Fred Callon, chairman. “Now that this transaction is closed, we’re actively working on finalizing a production handling agreement with ConocoPhillips Company and Devon Energy. Additionally, we are working toward completion of detailed engineering plans for Entrada’s development. Our target is to have first production by early 2009.”
     Callon Petroleum Company is engaged in the exploration, development, acquisition and operation of oil and gas properties primarily in the Gulf Coast region. Callon’s properties and operations are geographically concentrated in Louisiana, Alabama and the offshore waters of the Gulf of Mexico.
     It should be noted that this news release contains projections and other forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These projections and statements reflect the company’s current views with respect to future events and financial performance. No assurances can be given, however, that these events will occur or that these projections will be achieved and actual results could differ materially from those projected as a result of certain factors. Some of the factors which could affect our future results and could cause results to differ materially from those expressed in our forward-looking statements are discussed in our filings with the Securities and Exchange Commission, including our Annual Reports on Form 10-K, available on our website or the SEC’s website at www.sec.gov.